AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT

Amendment No. 7 (this “Amendment No. 7”). dated as of February 23, 2018, by and between Atlantic Shareholder Services, LLC, a Delaware limited liability company (“Atlantic”), and The Advisors’ Inner Circle Fund III, a statutory trust organized under the laws of the State of Delaware (the “Trust”).

W I T N E S S E T H:

WHEREAS, effective as of August 18, 2015, Atlantic and the Trust entered into a Transfer Agency Services Agreement (the “Original Agreement”);

WHEREAS, the Original Agreement was amended pursuant to an Amendment, dated as of November 3, 2015, and Amendment No. 2, dated as of October 1, 2016, and Amendment No. 3, dated as of February 22, 2017, and Amendment No. 4, dated as of May 3, 2017, and Amendment No. 5, dated as of July 1, 2017, and Amendment No. 6, dated as of September 20, 2017 (the Original Agreement, as amended, the “Agreement”):

WHEREAS, pursuant to Section 15(a) of the Agreement, each of Atlantic and the Trust desires that the Agreement be amended in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:

Section 1. Defined Terms. Capitalized terms used, but not defined, herein shall have the meanings ascribed thereto in the Agreement.

Section 2. Amendment of Section 8 of the Agreement. Section 8, “Proprietary and Confidential Information,” of the Agreement is amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

Section 3. Amendment to Appendix B. Appendix B to the Agreement is amended by adding to the end thereof a new Section 10 that shall read in its entirety as follows:

“10 Shareholder Internet Access

For Funds that elect the optional “Shareholder Internet Access” optional service, Atlantic shall make available a secure website that will allow such Funds’ shareholders to access certain account information, process purchase and redemption transactions, perform certain account maintenance and receive account statements, transaction confirmations and tax forms by electronic delivery.”

Section 4. Agreement as Amended. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby, and this Amendment No. 7 shall be effective as of the date first above written.

Section 5. Full Force and Effect. If any term, provision, covenant, or restriction of this Amendment No. 7 is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment No. 7, and the Agreement, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

Section 6. Governing Law. This Amendment No. 7 shall be deemed to be a contract made under the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 7. Execution in Counterparts. This Amendment No. 7 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 8. Ratification, Adoption, and Approval. In all respects not inconsistent with the terms and provisions of this Amendment No. 7, the Agreement is hereby ratified, adopted, approved, and confirmed.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ATLANTIC SHAREHOLDER SERVICES, LLC

By:	/s/ Christopher Koons
Name: Christopher Koons
Title: Senior Vice President

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ James Bernstein
Name: James Bernstein
Title: Vice President & Assistant Secretary

EXHIBIT A: AMENDED AND RESTATED SECTION 8 OF THE AGREEMENT

SECTION 8. PROPRIETARY AND CONFIDENTIAL INFORMATION

(a) Atlantic agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld, conditioned or delayed and may not be withheld, conditioned or delayed where Atlantic may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities approved by the Trust, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Atlantic or any of its employees, agents or representatives, and information that was already in the possession of Atlantic prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

(b) Further, Atlantic will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In addition, Atlantic will comply with any other limitations or restrictions on disclosure of portfolio holdings or other information of the Trust set forth in the Trust’s prospectus and statement of additional information. In this regard, Atlantic shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

(c) Atlantic will comply fully with all applicable laws, regulations and government orders relating to confidential information and any personally identifiable information relating to any Trust shareholder (“Shareholder Data”). Without limiting Atlantic’s obligation of confidentiality as described in this Agreement, Atlantic will be responsible for establishing and maintaining an information security program (“Data Safeguards”) that is designed to: (i) protect the security and confidentiality of Shareholder Data; (ii) protect against anticipated threats or hazards to the security or integrity of the Shareholder Data; and (iii) protect against unauthorized access to or use of the Shareholder Data. Atlantic further agrees that it will monitor and test its Data Safeguards from time to time, and further agrees to adjust its Data Safeguards from time to time in light of relevant circumstances or the results of any relevant testing or monitoring. If Atlantic suspects or becomes aware of any unauthorized access to any Shareholder Data by any unauthorized person or third party, or becomes aware of any other security breach relating to Shareholder Data held or stored by Atlantic under this Agreement or in connection with the performance of the services performed by Atlantic under this Agreement (“Data Breach”), Atlantic will promptly notify the Trust and shall fully cooperate with the Trust, at Atlantic’s expense, to prevent or stop such Data Breach. In the event of such Data Breach, Atlantic shall fully and promptly comply with applicable laws, and shall take the appropriate steps to remedy such Data Breach. Atlantic will defend, indemnify and hold the Trust, its officers, trustees, employees and agents, harmless from and against any and all third party claims, suits, causes of action, liability, loss, costs and damages, including reasonable attorneys’ fees, arising out of any third party claim arising from breach by Atlantic of its obligations contained in this Section 8(c), except to the extent resulting from the acts or omissions of the Trust, its officers, trustees, employees or agents.

4